Exhibit 8.2

[Letterhead of Norton Rose Fulbright Canada LLP]

March 11, 2014

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada, M5T 2J5

Dear Sirs/Mesdames:

We have acted as Canadian tax counsel to Royal Bank of Canada (“RBC”) in connection with the issuance by RBC of its Senior Global Medium-Term Notes, Series F - U.S. $1,000,000,000 aggregate principal amount of 2.150% Senior Notes, due March 15, 2019 and U.S. $650,000,000 aggregate principal amount of Senior Floating Rate Notes, due March 15, 2019 (collectively, the “Offered Securities”).  We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Federal Income Tax Considerations” in the Pricing Supplements in respect of the Offered Securities dated March 4, 2014, are accurate in all material respects subject to the limitations and qualifications therein.

We hereby consent to the filing of this opinion as an exhibit to the Pricing Supplements and to the reference to us under the heading “Canadian Federal Income Tax Considerations.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP